Exhibit 99
                                                                      ----------

                                [Logo of ORBCOMM]


                 ORBCOMM ANNOUNCES TOTAL REVENUES INCREASE 25.2%
                       SERVICE REVENUES INCREASE BY 36.5%

              - Company Extends Agreement with GEAI Through 2013 -

Fort Lee, NJ, May 11, 2009 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the first quarter ended March 31, 2009.

The following financial highlights are in thousands of dollars, except per share.

                                                  Three months ended
                                                       March 31,
                                                  2009            2008
                                                  ----            ----

     Total Revenues                              $7,361          $5,879

       Service Revenues                          $6,627          $4,855

       Product Sales                               $734          $1,024

     Operating Income (Loss)                    $(9,043)        $(1,261)

     Net Income (Loss)                          $(9,135)          $(534)

     Net Income (Loss) per Common Share          $(0.22)         $(0.01)

     EBITDA (1) (3)                             $(7,826)          $(602)

     Adjusted EBITDA (2) (3)                      $(290)           $208

     (1) EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization.
     (2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, and Impairment Loss.
     (3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP
         Net Loss, is among other financial tables at the end of this release.


Total Revenues for the quarter ended March 31, 2009 were $7.4 million, an increase of 25.2% from the first quarter of 2008. Service Revenues for the first quarter of 2009 increased 36.5% to $6.6 million from the comparable period of 2008 due primarily to an increase in billable subscriber communicators, and revenue from Automatic Identification System (AIS). Product Sales decreased in the first quarter by $290,000, or 28.3%, from the first quarter of 2008, and are consistent with the Company's efforts to focus on Service Revenue growth. The company's strategy is to focus on the generation of revenue through its network and exit the hardware business to attract multiple hardware vendors to support, develop, and distribute ORBCOMM enabled modems.

ORBCOMM recorded a $7.0 million Impairment Loss associated with one of the six recently launched satellites that lost communication contact with ORBCOMM's control center as previously disclosed. The Company expects to be filing shortly a claim for $50 million from third party insurers under the in-orbit insurance policy that, under certain circumstances, covers the total loss or constructive total loss of all the satellites launched in June 2008.

Costs and Expenses in the first quarter of 2009 were $16.4 million; an increase of $9.3 million compared to the same period in the prior year, which was impacted by the $7.0 million Impairment Loss this quarter and a gain from customer claims settlement in the prior year period. Costs and

Expenses excluding Costs of Product Sales and excluding the Impairment Loss and last year's gain in the first quarter increased 22.5% or $1.5 million. The higher costs are associated with operational expenses including depreciation of $0.6 million mostly due to the Coast Guard satellite, network expenses of $0.3 million and maintenance of $0.2 million. Also higher in the quarter was an increase in bad debt reserves, offset by lower stock-based compensation and other expenses. Costs and Expenses were further driven by unexpected expenses, such as approximately $0.1 million related to the preparation of the pending satellite insurance claim and costs of approximately $0.2 million associated with the company's successful shareholder proxy vote.

Operating loss for the first quarter ended March 31, 2009 was $9.0 million compared to $1.3 million loss in the first quarter of 2008, largely driven by the $7.0 million Impairment Loss and other items as described above. Interest income of $41,000, a $725,000 decline over the prior year quarter, and a modest foreign exchange loss further contributed to the Net Loss experienced in the first quarter of 2009. Net Loss for the quarter was $9.1 million versus $534,000 in the first quarter of 2008.

At March 31, 2009, there were more than 476,000 billable subscriber communicators, a 25.4% increase over the first quarter of 2008. Net satellite subscriber additions during the quarter were over 16,000 while net terrestrial subscribers were flat due to disconnects from one customer. During the first quarter of 2009, more than 90% of net additions were attributable to installations by Original Equipment Manufacturers (OEMs).

"While the financial results were affected by several unanticipated costs during the quarter, management remained focused on growing the business and navigating through the current economic environment," said Marc Eisenberg, ORBCOMM's Chief Executive Officer. "April was highlighted by the settlement and services agreements with General Electric Asset Intelligence. The agreement also resolves a number of issues to resume growth in GEAI related subscribers and clears a major hurdle for a potential sale of Stellar with minimal impact on our service network."

"The negative impact from the costs associated with our successful shareholder proxy vote, in addition to other unplanned expenses in the quarter, led to the negative Adjusted EBITDA in the first quarter of 2009," said Robert Costantini, ORBCOMM's Chief Financial Officer. "However, we are encouraged by the continued resiliency in Service Revenue growth and we expect the actions we have taken to reduce spending, including the sale of Stellar, our hardware subsidiary, to keep increases in costs and expenses at moderate levels should improve Adjusted EBITDA as the year progresses."

Business Highlights
-------------------

Selected recent business highlights include:

     o General Electric Asset Intelligence (GEAI) and ORBCOMM entered into settlement and services agreements. ORBCOMM has the right to be the sole provider to GEAI of M2M data communications on all subscriber communicators managed by GEAI in the United States, Canada, and Mexico, whether satellite, cellular, or dual mode (cellular plus satellite) generally as long as ORBCOMM provides competitive services at competitive rates with appropriate regulatory approvals, subject to the terms of the agreement. Upon signing these agreements, GEAI paid a one-time settlement fee and extended its IVAR agreement with ORBCOMM through December 31, 2013, which coincides with the exclusivity agreement.

     o ORBCOMM signed several OEM agreements through April 2009. In addition to the Doosan Infracore America agreement highlighted in the year-end results, Hyundai Heavy Industries began using ORBCOMM's network for global OEM heavy equipment telematics. Additionally, Manitowoc Crane Companies, Inc., the world's largest manufacturer of cranes, began using the ORBCOMM satellite network for the CraneSTAR crane-tracking and asset management system.

     o The company continues to make progress in implementing and growing its AIS business. ORBCOMM has been recognizing revenue from the U.S. Coast Guard, Lloyds Register-Fairplay, and PortVision, a player in the terrestrial AIS space. ORBCOMM continues to convert prior test agreements into distribution and utilization agreements in order to monetize this potentially lucrative business opportunity.

     o ORBCOMM and Telenor Connexion announced an agreement to offer global low-cost connectivity solutions for M2M communications. This agreement expands ORBCOMM's terrestrial reseller partnerships across the globe into more than 100 countries where Telenor is able to provide service.

Financial Results and Highlights
--------------------------------

Revenue

Total Revenues for the first quarter of 2009 were $7.4 million, an increase of 25.2% from the first quarter of 2008. Service Revenues for the first quarter were $6.6 million, an increase of $1.8 million, or 36.5%, over the prior-year's first quarter due primarily to an increase in billable subscriber communicators, and a contribution from the commencement of AIS revenue. Product Sales decreased in the first quarter by $290,000, or 28.3%, from the first quarter of 2008 due to product sales to a large VAR in the prior year that did not repeat.

Billable Subscriber Communicators

As of March 31, 2009, there were more than 476,000 billable subscriber communicators, compared to approximately 380,000 billable subscriber communicators as of March 31, 2008, an increase of 25.4%.

Billable subscriber communicators are defined as subscriber communicators that are shipped and activated for usage and billing at the request of the customer, without forecasting a timeframe for when individual units will be generating usage and billing. It includes terrestrial as well as satellite units.

Costs and Expenses

ORBCOMM recorded a $7.0 million Impairment Loss associated with one of the six recently launched satellites that lost communication contact with ORBCOMM's control center as previously disclosed. Costs and Expenses in the first quarter of 2009 were $16.4 million; an increase of $9.3 million compared to the same period in the prior year, which was impacted by the $7.0 million

Impairment Loss this quarter and a gain from customer claims settlement in the prior year period. Costs and Expenses excluding Costs of Product Sales and excluding the Impairment Loss and last year's gain in the first quarter increased 22.5% or $1.5 million. The higher costs are associated with operational expenses including depreciation of $0.6 million mostly due to the Coast Guard satellite, network expenses of $0.3 million and maintenance of $0.2 million. Also higher in the quarter was an increase in bad debt reserves, offset by lower stock-based compensation and other expenses. Costs and Expenses were further driven by unexpected expenses, such as approximately $0.1 million related to the preparation of the pending satellite insurance claim and costs of approximately $0.2 million associated with the company's successful shareholder proxy vote.

Net Loss

Net Loss widened to $9.1 million for the first quarter 2009 compared to a Net Loss of $534,000 in the prior year period. The key contributor to the widening loss was the Impairment Loss associated with one of the quick launch satellites, which contributed $7.0 million to Net Loss during the quarter and higher depreciation mostly due to the Coast Guard satellite.

ORBCOMM's Net Loss per Common Share was $0.22 for the three months ended March 31, 2009 compared to Net Loss per Common Share of $0.01 for the prior year quarter. Excluding the Impairment Loss, ORBCOMM's Net Loss per Common Share would have been $0.05.

EBITDA and Adjusted EBITDA

EBITDA for the first quarter of 2009 was negative $7.8 million, compared to an EBITDA of negative $0.6 million in the first quarter of 2008.

Adjusted EBITDA for the first quarter of 2009 was negative $0.3 million, compared to an Adjusted EBITDA of positive $0.2 million in the first quarter of 2008. Adjusted EBITDA now excludes the non-cash Impairment Loss for the Quick Launch satellite that the company lost contact with in February 2008.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash, Cash Equivalents, and Restricted Cash as of March 31, 2009 decreased $8.4 million to $72.6 million from $81.1 million at December 31, 2008. The decline is attributable to $6.9 million in capital expenditures mainly related to payments on the next generation satellite contract.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business, and address questions.

Domestic participants should dial 877-941-1466 at least ten minutes prior to the start of the call. International callers should dial 480-629-9678. The conference call identification number is 4067880. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company's web site at www.orbcomm.com, click on investor relations tab, then select "Presentations and Webcasts," to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 domestically or 303-590-3030 internationally and enter reservation identification number 4067880. The replay will be available from approximately 12:00 PM ET on Monday, May 11, 2009, through 11:59 PM ET on Monday, May 18, 2009.

Alternatively, to access the live webcast, please visit the Company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts." An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, General Electric, Hitachi Construction Machinery, Hyundai Heavy Industries, Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The Company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company's expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from the Asset Intelligence division of General Electric Company ("GE" or "General Electric" or "GEAI"), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our AIS business; the in-orbit satellite failure of the Coast Guard demonstration or the quick-launch satellites, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see our "Risk Factors" section in our annual report on Form 10-K for the year ended December 31, 2008.

Contacts
Investor Inquiries:                                Media Inquiries:
Lucas Binder                                       Jennifer Lattif
VP, Business Development and Investor Relations    Senior Account Executive
ORBCOMM Inc.                                       The Abernathy MacGregor Group
703-433-6505                                       212-371-5999
binder.lucas@orbcomm.com                           jcl@abmac.com

                                                        ORBCOMM Inc.
                                            Condensed Consolidated Balance Sheets
                                              (in thousands, except share data)
                                                         (Unaudited)

                                                                                      March 31,                December 31,
                                                                                        2009                       2008
                                                                               ------------------------   ------------------------

                                                           ASSETS
Current assets:
  Cash and cash equivalents                                                    $          66,946          $          75,370
  Restricted cash                                                                          2,000                      2,000
  Accounts receivable, net of allowances for doubtful accounts of $512 and $227            4,190                      3,750
  Inventories                                                                              1,791                      1,421
  Prepaid expenses and other current assets                                                3,885                      4,160
                                                                               ------------------------   ------------------------
     Total current assets                                                                 78,812                     86,701

  Satellite network and other equipment, net                                              86,702                     93,290
  Intangible assets, net                                                                   3,714                      4,086
  Restricted cash                                                                          3,680                      3,680
  Inventories                                                                              1,544                      2,126
  Other assets                                                                             1,445                      1,484
                                                                               ------------------------   ------------------------
     Total assets                                                              $         175,897          $         191,367
                                                                               ========================   ========================

                                                     LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable                                                             $           2,578          $           8,529
  Accrued liabilities                                                                      6,901                      7,359
  Current portion of deferred revenue                                                      3,580                      3,577
                                                                               ------------------------   ------------------------
     Total current liabilities                                                            13,059                     19,465
  Note payable - related party                                                             1,175                      1,244
  Deferred revenue, net of current portion                                                 7,394                      7,607
                                                                               ------------------------   ------------------------
     Total liabilities                                                                    21,628                     28,316
                                                                               ------------------------   ------------------------

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders' equity
  Common stock, par value $0.001; 250,000,000 shares authorized;
    42,396,031 and 42,101,834 shares issued and outstanding                                   42                         42
  Additional paid-in capital                                                             229,456                    229,001
  Accumulated other comprehensive income                                                     400                        538
  Accumulated deficit                                                                    (77,111)                   (67,976)
                                                                               ------------------------   ------------------------
     Total ORBCOMM Inc. stockholders' equity                                             152,787                    161,605
  Noncontrolling interests in ORBCOMM Japan                                                1,482                      1,446
                                                                               ------------------------   ------------------------
     Total equity                                                                        154,269                    163,051
                                                                               ------------------------   ------------------------

          Total liabilities and equity                                         $         175,897          $         191,367
                                                                               ========================   ========================

                                                  ORBCOMM Inc.
                                 Condensed Consolidated Statements of Operations
                                      (in thousands, except per share data)
                                                   (Unaudited)

                                                                                     Three months ended
                                                                                          March 31,
                                                                            --------------------------------------
                                                                                  2009                 2008
                                                                            -----------------    -----------------
Revenues:
  Service revenues                                                            $       6,627        $       4,855
  Product sales                                                                         734                1,024
                                                                            -----------------    -----------------
     Total revenues                                                                   7,361                5,879
                                                                            -----------------    -----------------
Costs and expenses (1):
  Costs of services                                                                   3,221                2,034
  Costs of product sales                                                              1,110                1,281
  Selling, general and administrative                                                 4,804                4,445
  Product development                                                                   224                  256
  Gain on customer claims settlement                                                     -                  (876)
  Impairment loss-Satellite network                                                   7,045                   -
                                                                            -----------------    -----------------
     Total costs and expenses                                                        16,404                7,140
                                                                            -----------------    -----------------

Loss from operations                                                                 (9,043)              (1,261)

Other income (expense):
  Interest income                                                                        41                  766
  Other income (expense)                                                                (49)                  11
  Interest expense                                                                      (48)                 (50)
                                                                            -----------------    -----------------
     Total other income (expense)                                                       (56)                 727
                                                                            -----------------    -----------------

Net loss                                                                             (9,099)                (534)

  Less:  Net income attributable to the noncontrolling interests                         36                   -
                                                                            -----------------    -----------------
Net loss attributable to ORBCOMM Inc.                                         $      (9,135)       $        (534)
                                                                            =================    =================
Net loss per common share:
  Basic and diluted                                                           $       (0.22)       $       (0.01)
                                                                            =================    =================

Weighted average common shares outstanding:
  Basic and diluted                                                                  42,308               41,803
                                                                            =================    =================
(1) Stock-based compensation included in costs and expenses:
      Costs of services                                                       $          20        $          48
      Costs of product sales                                                             -                    20
      Selling, general and administrative                                               427                  727
      Product development                                                                 8                   15
                                                                            -----------------    -----------------
                                                                              $         455        $         810
                                                                            =================    =================

                                                      ORBCOMM Inc.
                                     Condensed Consolidated Statements of Cash Flows
                                                     (in thousands)
                                                       (Unaudited)

                                                                                          Three months ended
                                                                                               March 31,
                                                                              --------------------------------------------
                                                                                     2009                    2008
                                                                              --------------------    --------------------
Cash flows from operating activities:
  Net loss                                                                      $        (9,099)        $           (534)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Change in allowance for doubtful accounts                                              285                     (185)
     Depreciation and amortization                                                        1,302                      648
     Accretion on note payable - related party                                               33                       33
     Stock-based compensation                                                               455                      810
     Foreign exchange (gains) losses                                                         51                      (11)
     Non-cash portion of gain on customer claims settlement                                  -                      (640)
     Impairment loss-Satellite network                                                    7,045                       -
  Changes in operating assets and liabilities:
     Accounts receivable                                                                   (725)                   1,359
     Inventories                                                                            212                     (816)
     Prepaid expenses and other assets                                                      250                      396
     Accounts payable and accrued liabilities                                              (859)                  (1,225)
     Deferred revenue                                                                      (210)                     304
                                                                              --------------------    --------------------
     Net cash provided by (used in) operating activities                                 (1,260)                     139
                                                                              --------------------    --------------------

Cash flows from investing activities - capital expenditures                              (6,924)                  (1,458)
                                                                              --------------------    --------------------
Cash flows from financing activities:
  Proceeds from exercise of warrants                                                         -                       133
  Payment of offering costs in connection with secondary public offering                     -                       (40)
                                                                              --------------------    --------------------
     Net cash provided by financing activities                                               -                        93
                                                                              --------------------    --------------------

Effect of exchange rate changes on cash and cash equivalents                               (240)                      39
                                                                              --------------------    --------------------

Net decrease in cash and cash equivalents                                                (8,424)                  (1,187)

Cash and cash equivalents:
     Beginning of period                                                                 75,370                  115,587
                                                                              --------------------    --------------------
     End of period                                                              $        66,946         $        114,400
                                                                              ====================    ====================

The following table reconciles our Net Income (Loss) to EBITDA and Adjusted EBITDA for the periods shown:


                                                            Three months ended
                                                                 March 31,
                          (in thousands)                   2009            2008
                          --------------                   ----            ----

   Net Income (Loss)                                     $(9,135)         $(534)
   Net interest (income) expense                               7           (716)
   Provision for income taxes                                -               -
   Depreciation and amortization                           1,302            648
                                                         --------        -------
   EBITDA                                                 (7,826)          (602)
                                                         --------        -------
   Stock-based compensation                                  455            810
   Impairment Loss - Satellite Network                     7,045             -
   Noncontrolling interests                                   36             -
                                                         --------        -------
   Adjusted EBITDA                                         $(290)          $208
                                                         --------        -------

EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company's operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM's management and investors to meaningfully evaluate and compare the results of the Company's operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, and Impairment Loss (Adjusted EBITDA), is useful to investors to evaluate the Company's core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.